FUSHI COPPERWELD, INC. ENTERS INTO DEFINITIVE MERGER AGREEMENT TO BE ACQUIRED FOR $9.50 PER SHARE IN CASH

BEIJING – June 28, 2012 – Fushi Copperweld, Inc. (“Fushi” or the “Company”) (Nasdaq: FSIN) today announced that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with entities affiliated with its Chairman and Co-Chief Executive Officer, Mr. Li Fu, and Abax Global Capital (Hong Kong) Limited (“Abax”), at a price of $9.50 per share in cash.

Under the terms of the Merger Agreement, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $9.50 in cash without interest, except for shares owned by Mr. Fu, Abax and their respective affiliates, who currently beneficially own an aggregate of approximately 29.4% of the Company’s outstanding shares.

The Company's Board of Directors, acting upon the unanimous recommendation of the Special Committee of the Board of Directors, which is comprised solely of independent and disinterested directors, approved and adopted the Merger Agreement and recommends that the Company's shareholders vote to approve the Merger Agreement.

There is no financing condition to completion of the merger. Mr. Fu and Abax have secured fully committed debt financing from China Development Bank Corporation Hong Kong Branch to finance the transaction.

Jack Perkowski, Chairman of the Special Committee, said: “The Special Committee undertook an extremely thorough and comprehensive review of the offer presented by Mr. Fu and Abax to ensure that the interests of all Fushi shareholders not participating in the buyout proposal were best served. With the assistance of independent financial and legal advisors, we established the credibility of the offer, including the availability of committed debt financing from China Development Bank Corporation Hong Kong Branch. We unanimously determined that this transaction provides all disinterested shareholders with an immediate and substantial cash premium for their investment in Fushi.”

Mr. Li Fu, Chairman and Co-Chief Executive Officer of Fushi, said, “I want to thank the Special Committee for taking the time to thoroughly review and evaluate our offer and our shareholders for their patience and understanding throughout this process. Fushi’s success is driven by the ongoing efforts of our talented employees, and I am also deeply appreciative for their tireless work and dedication to our customers and Fushi’s continued success.”

Donald Yang, Managing Partner at Abax, said, “We are pleased that the Special Committee has accepted our going private proposal and wish to thank each of the Special Committee's members for their diligent efforts.”

The merger is subject to approval of the Merger Agreement by the Company's shareholders (including the approval of the holders of at least 60% of the outstanding Fushi shares not owned by Mr. Fu, Abax and their respective affiliates) and other customary closing conditions. The Company will schedule a special meeting of shareholders for the purpose of voting on the approval of the Merger Agreement. The transaction is currently expected to close in the fourth quarter of 2012. If completed, the merger will result in the Company becoming a privately-held company, and its common stock will no longer be listed on any public market.

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BofA Merrill Lynch is serving as financial advisor to the Special Committee. Deutsche Bank is serving as financial advisor to Mr. Fu and Abax. Gibson, Dunn & Crutcher LLP is serving as legal advisor to the Special Committee. Loeb & Loeb LLP is serving as legal advisor to the Company. Skadden, Arps, Slate, Meagher & Flom is serving as legal advisor to Mr. Fu. Weil, Gotshal & Manges LLP is serving as legal advisor to Abax.

Additional Information about the Merger

In connection with the proposed merger, the Company will prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement. INVESTORS ARE URGED TO READ CAREFULLY AND IN ITS ENTIRETY THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain these documents without charge, from the SEC's website (http://www.sec.gov). In addition, these documents can be obtained, without charge, by contacting the Company’s Investor Relations department at the following address and phone number:

TYG Center Tower B, Suite 2601

Dongsanhuan Bei Lu, Bing 2

Chaoyang District

Beijing, China, 100027

(+1) 615.377.4183

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed merger. Information regarding the executive officers and directors of the Company is included in the Definitive Proxy Statement on Schedule 14A filed by the Company with the SEC on April 27, 2012 with respect to the 2012 Annual Meeting of Shareholders of the Company.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be, to the extent required, contained in the proxy statement to be filed with the SEC regarding the proposed merger.

About Fushi Copperweld

Fushi Copperweld, Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. All statements that address events or developments that we expect or anticipate will occur in the future – including statements relating to the expected timetable for completing the proposed transaction and the ability of the Company to obtain the approvals required to consummate the transaction – are forward-looking statements. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

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Contacts:

Investors:

Jolin Qiao

Investor Relations Officer, Fushi Copperweld, Inc.

+1.615.377.4183

IR@fushicopperweld.com

Media:

Matt Sherman / Averell Withers

Joele Frank, Wilkinson Brimmer Katcher

+1.212.355.4449

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